UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
February 25, 2005

Brown Shoe Company, Inc.
-------------------------------------------------
(Exact Name of Registrant as Specified in Its Charter)

New York --------------------------- (State or Other Jurisdiction of Incorporation)	001-2191 ------------------- (Commission File Number)	43-0197190 --------------------------- (IRS Employer Identification No.)

8300 Maryland Avenue St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63105 ------------------ (Zip Code)

(314) 854-4000
------------------------------------------
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 28, 2005, Brown Shoe Company, Inc. (the “Company”) issued a press release, furnished as Exhibit 99.1 and incorporated herein by reference, announcing, among other things, the Company’s anticipated financial results for the fiscal year ended January 29, 2005.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On Friday, February 25, 2005, management of the Company, in consultation with the Company’s independent auditors, Ernst & Young LLP, and the Chairman of the Audit Committee of the Board of Directors decided that the Company’s historical financial statements should be restated to correct the Company’s method of accounting for leases.

The Company’s management reached this conclusion following a review of certain lease accounting practices. Consistent with many other retailers, Brown Shoe historically has accounted for construction allowances received from landlords on its balance sheets as a reduction of fixed assets, and amortized the allowances over the lives of the assets to which they were assigned. After consultation with its independent auditors and the Chairman of its Audit Committee, the Company determined that this method of accounting is not consistent with the views expressed in a letter dated February 7, 2005 from the Chief Accountant of the SEC to the American Institute of Certified Public Accountants. As a result, Brown Shoe will reclassify construction allowances from fixed assets to deferred rent liabilities on its Balance Sheets for all periods presented. This will have the effect of increasing capital expenditures, with an offsetting increase in depreciation and amortization on its Statement of Cash Flows for all periods presented. Accordingly, there is no effect on cash. The Company has determined that, in some cases, the lives assigned to amortize certain construction allowances were shorter than the lease term. In addition, the Company has determined that its calculation of straight-line rents should be modified. The Company had recognized straight-line expense for leases beginning on the commencement date of the lease, which had the effect of excluding the store build-out periods from the calculation of the period over which it expensed rent. The Company will restate its results to reflect straight-line expense over the lease term including any rent-free build-out periods.

The adjustment to earnings in each of the affected years is a non-cash item. Based on the Company’s preliminary assessment, to reclassify the construction allowances and adjust straight-line rents, fixed assets on the fiscal 2004 Balance Sheet are expected to increase by approximately $22 million, and the liability for deferred rent will increase by approximately $32 million. The estimated cumulative effect on Retained Earnings will be a reduction of approximately $6.0 million.
The Company expects to file the corrections to its annual and interim financial statements in its annual and interim financial statements in its annual report on Form 10-K for the fiscal year ended January 29, 2005. The Company’s Forms 10-Q for fiscal 2005 will reflect the restated information for the corresponding quarters in fiscal 2004.

On Monday, February 28, 2005, the Audit Committee of the Board of Directors, the Company’s management of the Company and the independent auditors, Ernst & Young LLP, met to discuss the results of the analysis and review of the Company’s accounting policies, with the Audit Committee concurring with the decision to restate the Company’s financial statements.

As a result of the Company’s determination to restate its consolidated financial results as discussed above, the financial statements for the quarter ended October 30, 2004 and earlier periods should no longer be relied upon.

The Company’s management has discussed its conclusion disclosed in this Form 8-K with the Audit Committee of the Board of Directors and Ernst & Young LLP, the Company’s independent auditors.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number Description of Exhibit

99.1	Press Release dated February 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN SHOE COMPANY, INC.
(Registrant)

Date: February 28, 2005    By: /s/ Michael I. Oberlander
Name: Michael I. Oberlander
Title:   Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit Number Description of Exhibit

99.1	Press Release dated February 28, 2005